Want & Ender, CPA, P.C.
                         37 East 28th Street, 8th Floor
                            New York, New York 10018

                                                               Exhibit 16.1


March 22, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:      Quickbiz Internet Group, Inc.


Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of the Form 8-K for the event that occurred on March 19, 1999, to be filed by our former client, Quickbiz Internet Group, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Yours very truly,


/s/ Want & Ender, CPA, P.C.
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Want & Ender, CPA, P.C.